Aames Mortgage Trust 2002-2

Mortgage Pass-Through Certificates

Series 2002-2

Credit Enhancement Report for June 25, 2003 Distribution
Credit Enhancement Report

ACCOUNTS	GROUP 2	GROUP 1	TOTAL
SPACE INTENTIONALLY LEFT BLANK

INSURANCE	GROUP 2	GROUP 1	TOTAL

PMI Premiums	(414.03)	(4,807.60)	(5,221.63)

STRUCTURAL FEATURES	GROUP 2	GROUP 1	TOTAL

Overcollateralization Amount			3,954,920.68
Overcollateralization Requirement			10,389,564.34
Excess Interest			759,555.40

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